Consent of Independent Registered Public Accounting Firm

The Board of Trustees of
Exchange Traded Concepts Trust II:

We consent to the use of our report dated May 24, 2013 for Horizons S&P 500 Covered Call ETF, incorporated herein, and to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP
Columbus, Ohio
May 29, 2013